Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Perimeter Solutions S. À

Grandy Duchy of Luxembourg

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 1, 2021, relating to the financial statement of Perimeter Solutions, S. À, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

October 7, 2021